EXHIBIT 99




FOR IMMEDIATE RELEASE                  Contact:    AT ALRENCO:
                                                   Michael D. Walts
                                                   Chairman
                                                   812-949-3370

                                                   AT RTO:
                                                   K. David Belt
                                                   Chief Financial Officer
                                                   972-288-9327


                  ALRENCO ANNOUNCES MERGER WITH RTO, INC.

                  ---------------------------------------

              Combined Company to be Third Largest Operator
                         of Rental-Purchase Stores


NEW ALBANY, IN and MESQUITE, TX (September 29, 1997) - Alrenco, Inc. (Nasdaq/NM: RNCO) and RTO, Inc., two of the five largest rental-purchase operators in the U.S., today jointly announced that they have entered into a definitive merger agreement. The combined company, operating as Alrenco, Inc., will be the third largest company in the rental-purchase industry. On a pro forma basis, the combined company will operate 414 rental-purchase stores and have aggregate annual revenues in 1997 of more than $230 million.

     Under terms of the agreement, RTO shareholders will receive approximately 10.9 million shares of Alrenco's common stock in exchange for all of the outstanding common stock of RTO, Inc. The transaction, which has been approved by the Board of Directors of each company, is expected to be accounted for as a pooling of interests and will be a tax-free reorganization. The merger agreement is subject to customary consents and approvals, including approval by shareholders of Alrenco and RTO. Closing of the merger is expected during the next three to four months.

     Following the merger, George D. Johnson, Jr., chairman of RTO, Inc., will become the chairman of the combined company. Mr. Johnson currently serves as the chief executive officer of Extended Stay America (Nasdaq/NM:STAY) and formerly served as president of Blockbuster Entertainment. Mr. Johnson currently serves on the Board of Directors of Republic Industries, Inc. (NYSE: RII), Florida Panthers Holdings Inc. (NYSE: PAW), and Duke Energy Corp. (NYSE: DUK). Michael D. Walts, chairman of Alrenco, will remain as a consultant to the company and serve on the Board of Directors of the combined company. Bill White and David Belt, chief executive officer and chief financial officer, respectively, of RTO, Inc., will continue in these roles for the combined company. Mr. White is a former president and one of the founders of the Association of Progressive Rental Organizations
(APRO), the industry trade association.

     George D. Johnson, Jr., said, "By combining these two companies, we are creating one of the most dynamic operations in the rental-purchase industry. This merger represents an opportunity for our company to continue its aggressive growth strategy with a larger base of stores and publicly traded acquisition currency. We believe our strategy of aggressive store openings and acquisitions will continue to deliver a high rate of growth to our shareholders. We look forward to leveraging Alrenco's market position as we continue to build our company."

     Michael D. Walts said, "The merger positions Alrenco as a national company capable of a much more aggressive expansion strategy. We believe that this transaction provides an outstanding opportunity to create long-term value for Alrenco's shareholders. RTO's management has a proven track record for rapid growth through new store openings and acquisitions. Specifically, during the last 12 months, RTO has expanded from 109 to 248 stores through a combination of acquisitions and new store openings. The strategy for the combined company is to focus on continued rapid growth nationally."

     Alrenco also announced that its third quarter and 1997 results will be below current analysts' expectations because of a difficult operating environment in certain of the Company's markets. As a result, the Company's 1997 earnings per share are likely to be approximately 10% below current expectations, partially offset by gains on the sale of certain non-core stores. In addition, due to nonrecurring charges related to several acquisitions by RTO and other factors, the RTO transaction will be dilutive to Alrenco's earnings per share on a pro forma basis in 1997 and 1998. However, management believes the transaction will significantly increase Alrenco's growth rate and earnings per share in 1999 and beyond. In addition, management believes that numerous opportunities exist to improve the profitability of the combined company.

     Alrenco operates 166 rental-purchase stores in 18 states, primarily in the Midwest and Southeast, offering high quality, brand-name consumer merchandise under flexible rental-purchase agreements, also known as rent-to-own agreements.

     RTO, headquartered in Mesquite, Texas, operates 248 rental-purchase stores in 16 states, primarily in the Southwest and Southeast.

     This release contains forward-looking statements which involve certain risks and uncertainties. The Company's actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the ability to integrate and manage acquired operations, the rate of acquisitions and new store openings, and the general competitive and economic environment.

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